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FOR IMMEDIATE RELEASE

                   PATRIOT ANNOUNCES CHANGE IN TOP MANAGEMENT

SAN DIEGO - February 25, 1998- PATRIOT SCIENTIFIC CORPORATION (OTC:PTSC), today announced that effective March 31, 1998 President and Chief Executive Officer, Michael A. Carenzo, has elected to resign to pursue family related business opportunities on the East Coast. Mr. Carenzo will continue to serve on the Board of Directors.

Concurrent with Carenzo's resignation Patriot announced that James T. Lunney, an experienced operating executive will be installed as President and CEO.

Mr. Lunney has served as President of Signal Processing Systems of San Diego, California and was the Vice President and Business Area Manager for SPS before being promoted to the top spot. Previously, he held key management positions with Scientific Atlanta in San Diego and various management positions with General Electric Aerospace in Pittsfield, Massachusetts. He graduated with a BS in Electrical Engineering from Worcester Polytechnic Institute in 1977.

Mr. Lunney stated, "I welcome the opportunity to join Patriot at this critical stage in its development and feel confident my past experiences in the area of business development fit perfectly as Patriot continues its move to market with the ShBoom(TM) microprocessor and other products. This is an exciting time for Internet related companies and Patriot is well positioned to participate in the tremendous growth projected for this fast growing technology marketplace."

Patriot's Chairman, Elwood Norris, stated, "Although Mr. Carenzo will be missed, he will continue to devote time to our plasma antenna and radar projects, where the largest market opportunities are on the East Coast, and work closely with Mr. Lunney to assure a smooth transition. We feel Mike's contributions in bringing to market the PSC1000 microprocessor, and commercializing our other technologies have positioned the company to continue to grow and prosper. Mr. Lunney's executive and marketing experience with Signal Processing Systems, Scientific Atlanta, and General Electric Aerospace should provide strong leadership for Patriot."

Patriot is the developer of the first market-ready microprocessor for Java and recently announced that it is developing a .35 micron version of the processor. This will allow the company to stay ahead of the Java chip development curve, offering design engineers a smaller, faster more economical microprocessor to build into Internet-enabled applications.

Founded in 1987, Patriot Scientific Corporation designs, manufactures and markets: high-performance ISDN Basic Rate and Primary Rate products for digital communications; the PSC1000, based on the patented ShBooom(TM) technology, is a 32-bit microprocessor targeted at the Java and Internet appliances as well as the traditional embedded systems' markets; and ground-penetrating radar and ionized gas antenna technologies. For more information on Patriot Scientific Corporation, visit www.ptsc.com.

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Safe Harbor statement under the Private Securities Litigation Reform Act of
1995: Statements in this news release looking forward in time involve risks and uncertainties, including the risks associated with the effect of changing economic conditions, trends in the products markets, variations in the Company's cash flow, market acceptance risks, technical development risks, seasonality and other risk factors detailed in the Company's Securities and Exchange Commission filings.



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Contacts:
Press Relations                                Investor Relations
Michelle Balconi/ The Townsend Agency          Paul Berlin/ Patriot Scientific
(619) 457-4888 mbalconi@townsendagency.com     Corporation
                                               (619) 674-5000 pberlin@ptsc.com